PRESS RELEASE

SEACOR HOLDINGS ANNOUNCES RESULTS FOR ITS
SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2016

Fort Lauderdale, Florida
August 1, 2016

FOR IMMEDIATE RELEASE - SEACOR Holdings Inc. (NYSE:CKH) (the “Company”) today announced its results for its second quarter and six months ended June 30, 2016.
For the quarter ended June 30, 2016, net loss attributable to SEACOR Holdings Inc. was $55.2 million ($3.26 per diluted share). For the six months ended June 30, 2016, net loss attributable to SEACOR Holdings Inc. was $82.3 million ($4.88 per diluted share). Results attributable to SEACOR Holdings Inc. for the six months ended June 30, 2016 included:

•	low utilization of equipment as a consequence of continuing difficult market conditions for Offshore Marine Services and, to a lesser extent, Inland River Services;

•	a net loss of $28.2 million ($1.67 per diluted share) as a result of a decline in the fair market value of the Company’s marketable security position in Dorian LPG Ltd (“Dorian”);

•	a net loss of $13.9 million ($0.82 per diluted share) as a result of Offshore Marine Services’ impairment charges primarily associated with its liftboat fleet;

•	a net loss of $4.2 million ($0.25 per diluted share) to reserve for one of the Company’s notes receivable from third parties following a decline in the underlying collateral value; and

•	a net loss of $3.0 million ($0.18 per diluted share) related to Offshore Marine Services’ proportionate share of impairment charges associated with its joint ventured fleet.
For the preceding quarter ended March 31, 2016, net loss attributable to SEACOR Holdings Inc. was $27.2 million ($1.62 per diluted share). A comparison of results for the quarter ended June 30, 2016 with the preceding quarter ended March 31, 2016 is included in the “Highlights for the Quarter” discussion below.
For the quarter ended June 30, 2015, net income attributable to SEACOR Holdings Inc. was $0.7 million ($0.04 per diluted share). For the six months ended June 30, 2015, net loss attributable to SEACOR Holdings Inc. was $18.9 million ($1.06 per diluted share).
Highlights for the Quarter
Offshore Marine Services - Operating loss was $34.5 million compared with $16.6 million in the preceding quarter. As a consequence of continuing difficult market conditions, the Company recognized impairment charges in the second quarter of $20.9 million primarily associated with its liftboat fleet. Operating income (loss) before depreciation and amortization (“OIBDA” - see disclosure related to Non-GAAP measures in the segment information tables herein), excluding impairment charges, was $1.7 million on operating revenues of $57.3 million compared with $(1.3) million on operating revenues of $59.9 million in the preceding quarter.
Excluding wind farm utility vessels but including cold-stacked vessels (those that are not currently available for active service), utilization of the fleet decreased from 52% to 50%. Average rates per day worked decreased by 2% from $10,545 to $10,354. Days available for charter during the second quarter were approximately the same as the preceding quarter. This release includes a table presenting time charter operating data by vessel class.
Operating results in the U.S. Gulf of Mexico, excluding losses on asset dispositions and impairments, were $0.6 million higher compared with the preceding quarter. Time charter revenues for the U.S. anchor handling towing supply vessels were $2.4 million lower primarily due to weaker market conditions. Time charter revenues for other vessel classes were approximately the same as the preceding quarter. Operating expenses were $2.1 million lower compared with the preceding quarter, primarily due to savings from cold-stacking vessels. Utilization was unchanged at 17% on a total fleet basis including cold-stacked vessels. Average rates per day worked decreased by 20% from $21,341 to

$17,109. As of June 30, 2016, the Company had 25 of 33 owned and leased-in vessels cold-stacked in the U.S. Gulf of Mexico compared with 21 of 32 as of March 31, 2016. Of the 25 vessels cold-stacked, 13 were liftboats.
Operating results from international regions, excluding losses on asset dispositions and impairments, were $1.5 million higher compared with the preceding quarter primarily due to a reduction in drydocking expenses. Utilization declined from 71% to 68% on a total fleet basis excluding wind farm utility vessels but including cold-stacked vessels. Average rates per day worked increased by 3% from $9,109 to $9,413. As of June 30, 2016, the Company had four of 100 owned and leased-in vessels cold-stacked in international regions compared with five of 101 vessels as of March 31, 2016.
Derivative gains of $2.9 million in the first quarter were primarily due to unrealized gains on equity options.
Foreign currency losses of $0.8 million in the second quarter and $1.6 million in the preceding quarter were primarily due to the weakening of the pound sterling in relation to the euro underlying certain of the Company’s debt balances.
Equity in losses of 50% or less owned companies of $3.3 million in the second quarter were primarily due to losses of $3.0 million for the Company’s proportionate share of impairment charges associated with its joint ventured fleet.
Inland River Services - Operating loss was $1.1 million compared with $0.9 million in the preceding quarter. OIBDA was $5.2 million on operating revenues of $33.8 million compared with $6.2 million on operating revenues of $39.6 million in the preceding quarter.
During the second quarter, the Company sold the owned equipment and the rights to leased-in equipment that comprised its liquid unit tow operation for net proceeds of $90.0 million and gains of $2.0 million, all of which were recognized currently. In addition the Company recognized previously deferred gains of $0.6 million.
Operating results, excluding gains on asset dispositions, were $2.1 million lower compared with the preceding quarter primarily due to lower seasonal activity levels for the dry-cargo barge pools and terminal operations. Lower export demand has reduced operating results in both the second and preceding quarter.
Foreign currency gains of $1.0 million in the second quarter and $1.4 million in the preceding quarter were primarily due to the strengthening of the Colombian peso in relation to the U.S. dollar underlying certain of the Company’s intercompany lease obligations.
During the second quarter, the Company recognized $1.8 million of equity losses from its 50% owned company operating on the Parana-Paraguay River Waterway as a consequence of continued weakness in the iron ore and grain markets. In addition, the Company recognized interest income (not a component of segment profit) of $0.8 million and deferred gains of $0.5 million on notes due from and equipment previously sold to this 50% or less owned company.
Shipping Services - Operating income was $10.6 million compared with $16.3 million in the preceding quarter. OIBDA was $18.0 million (of which $5.9 million was attributable to noncontrolling interests) on operating revenues of $55.6 million compared with $22.9 million (of which $8.0 million was attributable to noncontrolling interests) on operating revenues of $57.1 million in the preceding quarter.
Operating results were $5.7 million lower in the second quarter. Operating results were $2.8 million lower as a consequence of 45 out-of-service days for one U.S.-flag product tanker undergoing cargo tank modifications for chemical carriage, $1.6 million lower primarily due to a reduction in average yields for harbor towing resulting from changes in the mix of vessels calling at ports served, and $1.1 million lower as a result of a rate modification upon the Company’s election to keep a U.S.-flag product tanker on charter with an existing client.
Illinois Corn Processing - Segment profit was $3.3 million (of which $1.0 million was attributable to noncontrolling interests) on operating revenues of $40.6 million compared with $1.4 million (of which $0.4 million was attributable to noncontrolling interests) on operating revenues of $49.6 million in the preceding quarter. Segment profit was $1.9 million higher primarily due to an improvement in industry-wide fuel ethanol margins.
Debt Extinguishment Gains - During the second quarter, the Company purchased $8.7 million in principal amount of its 7.375% Senior Notes for $8.4 million resulting in gains on debt extinguishment of $0.3 million and purchased $55.8 million in principal amount of its 2.5% Convertible Senior Notes for $54.9 million resulting in gains on debt extinguishment of $1.3 million.
Marketable Security Transactions. - Unrealized marketable security losses on the Company’s investment in 9,177,135 shares of Dorian, a publicly traded company listed on the New York Stock Exchange under the symbol “LPG,” were $21.6 million in the second quarter and $21.7 million in the preceding quarter. Dorian’s closing share price was $11.77, $9.40, $7.05 and $5.83 as of December, 31, 2015, March 31, 2016, June 30, 2016 and August 1, 2016, respectively. The Company’s cost basis in Dorian is $13.66 per share.

Other, net. - During the second quarter, other losses include a $6.7 million reserve for one of the Company’s notes receivable from third parties following a decline in the underlying collateral value.
Capital Commitments - The Company’s capital commitments as of June 30, 2016 by year of expected payment were as follows (in thousands):

	2016	2017	2018	2019	Total
Offshore Marine Services	$33,033	$41,683	$41,603	$10,124	$126,443
Shipping Services	82,825	23,624	—	—	106,449
Inland River Services	24,723	28,022	—	—	52,745
Illinois Corn Processing	1,723	—	—	—	1,723
	$142,304	$93,329	$41,603	$10,124	$287,360
Offshore Marine Services’ capital commitments included nine fast support vessels, four supply vessels and one wind farm utility vessel. These commitments included $14.2 million for one supply vessel that may be assumed by a third party at their option. Shipping Services’ capital commitments included two U.S.-flag product tankers, one U.S.-flag chemical and petroleum articulated tug barge, two U.S.-flag harbor tugs and other equipment and upgrades. Inland River Services’ capital commitments included 50 dry-cargo barges, three inland river towboats and other equipment and improvements.
Liquidity and Debt - As of June 30, 2016, the Company’s balances of cash, cash equivalents, restricted cash, marketable securities and construction reserve funds totaled $809.2 million and its total outstanding debt was $1,039.0 million. In addition, the Company had $90.8 million of borrowing capacity under its subsidiary credit facilities. Subsequent to June 30, 2016, the Company’s subsidiaries borrowed $27.9 million under these credit facilities to fund their capital commitments.
* * * * *
SEACOR and its subsidiaries are in the business of owning, operating, investing in and marketing equipment, primarily in the offshore oil and gas, shipping and logistics industries. SEACOR offers customers a diversified suite of services and equipment, including offshore marine, inland river storage and handling, distribution of petroleum, chemical and agricultural commodities, and shipping. SEACOR is dedicated to building innovative, modern, “next generation,” efficient marine equipment while providing highly responsive service with the highest safety standards and dedicated professional employees. SEACOR is publicly traded on the New York Stock Exchange (NYSE) under the symbol CKH.

Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, including decreased demand and loss of revenues as a result of a decline in the price of oil and resulting decrease in capital spending by oil and gas companies, as well as an oversupply of newly built offshore support vessels, additional safety and certification requirements for drilling activities in the U.S. Gulf of Mexico and delayed approval of applications for such activities, the possibility of U.S. government implemented moratoriums directing operators to cease certain drilling activities in the U.S. Gulf of Mexico and any extension of such moratoriums (the “Moratoriums”), weakening demand for the Company’s services as a result of unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels in response to a decline in the price of oil, an oversupply of newly built offshore support vessels and Moratoriums, increased government legislation and regulation of the Company’s businesses could increase cost of operations, increased competition if the Jones Act is repealed, liability, legal fees and costs in connection with the provision of emergency response services, including the Company’s involvement in response to the oil spill as a result of the sinking of the Deepwater Horizon in April 2010, decreased demand for the Company’s services as a result of declines in the global economy, declines in valuations in the global financial markets and a lack of liquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations, the cyclical nature of the oil and gas industry, activity in foreign countries and changes in foreign political, military and economic conditions, including as a result of the recent vote in the U.K. to leave the European Union, changes in foreign and domestic oil and gas exploration and production activity, safety record requirements related to Offshore Marine Services and Shipping Services, decreased demand for Shipping Services due to construction of additional refined petroleum product, natural gas or crude oil pipelines or due to decreased demand for refined petroleum products, crude oil or chemical products or a change in existing methods of delivery, compliance with U.S. and foreign government laws and regulations, including environmental laws and regulations and economic sanctions, the dependence of Offshore Marine Services, Inland River Services, Shipping Services and Illinois Corn Processing on several customers, consolidation of the Company’s customer base, the ongoing need to replace aging vessels, industry fleet capacity, restrictions imposed by the Shipping Acts on the amount of foreign ownership of the Company’s Common Stock, operational risks of Offshore Marine Services, Inland River Services and Shipping Services, effects of adverse weather conditions and seasonality, the level of grain export volume, the effect of fuel prices on barge towing costs, variability in freight rates for inland river barges, the effect of international economic and political factors on Inland River Services’ operations, the effect of the spread between the input costs of corn and natural gas compared with the price of alcohol and distillers grains on Illinois Corn Processing’s operations, adequacy of insurance coverage, the potential for a material weakness in the Company’s internal controls over financial reporting and the Company’s ability to remediate such potential material weakness, the attraction and retention of qualified personnel by the Company, and various other matters and factors, many of which are beyond the Company’s control as well as those discussed in Item 1A (Risk Factors) of the Company’s Annual report on Form 10-K and other reports filed by the Company with the SEC. It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any). These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.
For additional information, contact Molly Hottinger at (954) 627-5278 or visit SEACOR’s website at www.seacorholdings.com.

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (in thousands, except share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Operating Revenues	$197,038	$281,609	$410,966	$542,253
Costs and Expenses:
Operating	143,882	207,743	301,350	406,891
Administrative and general	34,175	38,674	69,879	77,561
Depreciation and amortization	31,361	32,079	62,350	63,509
	209,418	278,496	433,579	547,961
Gains (Losses) on Asset Dispositions and Impairments, Net	(17,771)	4,386	(17,554)	(460)
Operating Income (Loss)	(30,151)	7,499	(40,167)	(6,168)
Other Income (Expense):
Interest income	5,020	4,474	10,613	9,053
Interest expense	(12,834)	(10,391)	(24,769)	(20,903)
Debt extinguishment gains (losses), net	1,615	(29,536)	4,838	(29,536)
Marketable security gains (losses), net	(23,951)	10,249	(49,047)	1,128
Derivative gains (losses), net	(1,555)	1,426	1,065	(1,570)
Foreign currency gains (losses), net	(22)	2,436	15	443
Other, net	(7,652)	4,433	(7,384)	4,389
	(39,379)	(16,909)	(64,669)	(36,996)
Loss Before Income Tax Expense (Benefit) and Equity in Earnings (Losses) of 50% or Less Owned Companies	(69,530)	(9,410)	(104,836)	(43,164)
Income Tax Expense (Benefit)	(25,759)	155	(40,590)	(11,799)
Loss Before Equity in Earnings (Losses) of 50% or Less Owned Companies	(43,771)	(9,565)	(64,246)	(31,365)
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(7,162)	1,064	(7,211)	4,963
Net Loss	(50,933)	(8,501)	(71,457)	(26,402)
Net Income (Loss) attributable to Noncontrolling Interests in Subsidiaries	4,226	(9,188)	10,888	(7,520)
Net Income (Loss) attributable to SEACOR Holdings Inc.	$(55,159)	$687	$(82,345)	$(18,882)

Basic Earnings (Loss) Per Common Share of SEACOR Holdings Inc.	$(3.26)	$0.04	$(4.88)	$(1.06)

Diluted Earnings (Loss) Per Common Share of SEACOR Holdings Inc.	$(3.26)	$0.04	$(4.88)	$(1.06)

Weighted Average Common Shares Outstanding:
Basic	16,928,722	17,780,759	16,873,045	17,779,250
Diluted	16,928,722	18,082,464	16,873,045	17,779,250

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (in thousands, except per share data, unaudited)

	Three Months Ended
	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sep. 30, 2015	Jun. 30, 2015
Operating Revenues	$197,038	$213,928	$250,631	$261,852	$281,609
Costs and Expenses:
Operating	143,882	157,468	165,729	175,985	207,743
Administrative and general	34,175	35,704	41,158	37,892	38,674
Depreciation and amortization	31,361	30,989	31,460	31,018	32,079
	209,418	224,161	238,347	244,895	278,496
Gains (Losses) on Asset Dispositions and Impairments, Net	(17,771)	217	(13,212)	11,264	4,386
Operating Income (Loss)	(30,151)	(10,016)	(928)	28,221	7,499
Other Income (Expense):
Interest income	5,020	5,593	5,902	5,065	4,474
Interest expense	(12,834)	(11,935)	(11,500)	(10,894)	(10,391)
Debt extinguishment gains (losses), net	1,615	3,223	1,473	(434)	(29,536)
Marketable security gains (losses), net	(23,951)	(25,096)	3,402	(4,604)	10,249
Derivative gains (losses), net	(1,555)	2,620	199	(725)	1,426
Foreign currency gains (losses), net	(22)	37	(1,138)	(4,057)	2,436
Other, net	(7,652)	268	611	1,773	4,433
	(39,379)	(25,290)	(1,051)	(13,876)	(16,909)
Income (Loss) Before Income Tax Expense (Benefit) and Equity in Earnings (Losses) of 50% or Less Owned Companies	(69,530)	(35,306)	(1,979)	14,345	(9,410)
Income Tax Expense (Benefit)	(25,759)	(14,831)	(2,626)	3,063	155
Income (Loss) Before Equity in Earnings (Losses) of 50% or Less Owned Companies	(43,771)	(20,475)	647	11,282	(9,565)
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(7,162)	(49)	(50,500)	5,123	1,064
Net Income (Loss)	(50,933)	(20,524)	(49,853)	16,405	(8,501)
Net Income (Loss) attributable to Noncontrolling Interests in Subsidiaries	4,226	6,662	7,012	9,440	(9,188)
Net Income (Loss) attributable to SEACOR Holdings Inc.	$(55,159)	$(27,186)	$(56,865)	$6,965	$687

Basic Earnings (Loss) Per Common Share of SEACOR Holdings Inc.	$(3.26)	$(1.62)	$(3.36)	$0.40	$0.04

Diluted Earnings (Loss) Per Common Share of SEACOR Holdings Inc.	$(3.26)	$(1.62)	$(3.36)	$0.40	$0.04

Weighted Average Common Shares of Outstanding:
Basic	16,929	16,817	16,942	17,295	17,781
Diluted	16,929	16,817	16,942	17,561	18,082
Common Shares Outstanding at Period End	17,321	17,295	17,155	17,354	18,012

SEACOR HOLDINGS INC. SEGMENT INFORMATION (in thousands, unaudited)

	Three Months Ended
	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sep. 30, 2015	Jun. 30, 2015
Offshore Marine Services
Operating Revenues	$57,271	$59,879	$83,166	$95,531	$96,715
Costs and Expenses:
Operating	44,245	48,850	59,223	70,221	72,173
Administrative and general	11,929	12,398	14,118	12,753	12,655
Depreciation and amortization	15,254	14,838	15,419	15,252	15,692
	71,428	76,086	88,760	98,226	100,520
Gains (Losses) on Asset Dispositions and Impairments, Net	(20,357)	(380)	(13,577)	(246)	3,455
Operating Loss	(34,514)	(16,587)	(19,171)	(2,941)	(350)
Other Income (Expense):
Derivative gains (losses), net	163	2,898	(2,751)	(10)	4
Foreign currency gains (losses), net	(819)	(1,560)	(350)	(1,567)	1,907
Other, net	—	265	373	(9)	43
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(3,315)	2,161	1,248	1,708	2,826
Segment Profit (Loss)(1)	$(38,485)	$(12,823)	$(20,651)	$(2,819)	$4,430

OIBDA(2)	$(19,260)	$(1,749)	$(3,752)	$12,311	$15,342
Drydocking expenditures (included in operating costs and expenses)	$1,964	$3,703	$3,485	$1,483	$5,932
Out-of-service days for drydockings	191	131	246	87	315

Inland River Services
Operating Revenues	$33,814	$39,614	$58,415	$54,310	$61,150
Costs and Expenses:
Operating	27,446	30,118	38,459	39,487	48,556
Administrative and general	3,777	3,912	4,011	3,907	3,765
Depreciation and amortization	6,254	7,137	7,113	7,268	7,362
	37,477	41,167	49,583	50,662	59,683
Gains on Asset Dispositions	2,580	605	389	11,510	1,166
Operating Income (Loss)	(1,083)	(948)	9,221	15,158	2,633
Other Income (Expense):
Derivative gains (losses), net	—	—	(15)	50	177
Foreign currency gains (losses), net	1,018	1,437	(640)	(2,173)	208
Other, net	(4)	—	—	—	—
Equity in Losses of 50% or Less Owned Companies, Net of Tax	(1,677)	(2,778)	(25,092)	(2,117)	(3,717)
Segment Profit (Loss)(1)	$(1,746)	$(2,289)	$(16,526)	$10,918	$(699)

OIBDA(2)	$5,171	$6,189	$16,334	$22,426	$9,995

SEACOR HOLDINGS INC. SEGMENT INFORMATION (continued) (in thousands, unaudited)

	Three Months Ended
	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sep. 30, 2015	Jun. 30, 2015
Shipping Services
Operating Revenues	$55,620	$57,055	$61,388	$58,673	$55,674
Costs and Expenses:
Operating	30,269	27,234	28,118	27,666	36,124
Administrative and general	7,337	6,918	7,014	6,236	6,676
Depreciation and amortization	7,415	6,562	6,474	6,476	6,611
	45,021	40,714	41,606	40,378	49,411
Gains (Losses) on Asset Dispositions	6	(6)	—	—	—
Operating Income	10,605	16,335	19,782	18,295	6,263
Other Income (Expense):
Foreign currency gains (losses), net	(6)	(3)	(18)	(9)	9
Other, net	(928)	1	1	1,836	187
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(1,591)	26	(27,578)	5,292	2,363
Segment Profit (Loss)(1)	$8,080	$16,359	$(7,813)	$25,414	$8,822

OIBDA(2)	$18,020	$22,897	$26,256	$24,771	$12,874
Drydocking expenditures for U.S.-flag product tankers (included in operating costs and expenses)	$62	$(73)	$207	$66	$7,171
Out-of-service days for drydockings of U.S.-flag product tankers	—	—	—	—	38

Illinois Corn Processing
Operating Revenues	$40,576	$49,609	$38,654	$40,282	$48,371
Costs and Expenses:
Operating	36,153	46,289	36,747	33,514	40,588
Administrative and general	912	656	693	543	509
Depreciation and amortization	1,064	1,053	964	979	979
	38,129	47,998	38,404	35,036	42,076
Operating Income	2,447	1,611	250	5,246	6,295
Other Income (Expense):
Derivative gains (losses), net	856	(187)	(137)	(336)	50
Other, net	—	—	—	—	4,112
Segment Profit(1)	$3,303	$1,424	$113	$4,910	$10,457

SEACOR HOLDINGS INC. SEGMENT INFORMATION (continued) (in thousands, unaudited)

	Three Months Ended
	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sep. 30, 2015	Jun. 30, 2015
Other
Operating Revenues	$10,261	$8,419	$9,922	$13,779	$20,337
Costs and Expenses:
Operating	6,427	5,805	4,166	5,854	11,103
Administrative and general	3,649	4,223	6,231	6,658	6,617
Depreciation and amortization	448	455	575	152	489
	10,524	10,483	10,972	12,664	18,209
Losses on Asset Dispositions	—	(2)	(24)	—	(235)
Operating Income (Loss)	(263)	(2,066)	(1,074)	1,115	1,893
Other Income (Expense):
Derivative gains, net	—	—	—	—	304
Foreign currency gains (losses), net	(73)	(27)	21	(64)	36
Other, net	(6,723)	—	5	(1)	40
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(579)	542	922	240	(408)
Segment Profit (Loss)(1)	$(7,638)	$(1,551)	$(126)	$1,290	$1,865

Corporate and Eliminations
Operating Revenues	$(504)	$(648)	$(914)	$(723)	$(638)
Costs and Expenses:
Operating	(658)	(828)	(984)	(757)	(801)
Administrative and general	6,571	7,597	9,091	7,795	8,452
Depreciation and amortization	926	944	915	891	946
	6,839	7,713	9,022	7,929	8,597
Operating Loss	$(7,343)	$(8,361)	$(9,936)	$(8,652)	$(9,235)
Other Income (Expense):
Derivative gains (losses), net	$(2,574)	$(91)	$3,102	$(429)	$891
Foreign currency gains (losses), net	(142)	190	(151)	(244)	276
Other, net	3	2	232	(53)	51
______________________

(1)	Includes amounts attributable to both SEACOR and noncontrolling interests.

(2)
Non-GAAP Financial Measure. The Company, from time to time, discloses and discusses OIBDA, a non-GAAP financial measure, for certain of its operating segments in its public releases and other filings with the Securities and Exchange Commission.  The Company defines OIBDA as operating income (loss) for the applicable segment plus depreciation and amortization. The Company’s measure of OIBDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate OIBDA differently than the Company, which may limit its usefulness as a comparative measure. In addition, this measurement does not necessarily represent funds available for discretionary use and is not a measure of its ability to fund its cash needs. OIBDA is a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a criteria for annual incentive bonuses paid to the Company officers and other shore-based employees; and (iii) to compare to the OIBDA of other companies when evaluating potential acquisitions.

SEACOR HOLDINGS INC. OFFSHORE MARINE SERVICES TIME CHARTER OPERATING DATA (unaudited)

	Three Months Ended
	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sep. 30, 2015	Jun. 30, 2015
Rates Per Day Worked:
Anchor handling towing supply	$20,828	$21,719	$30,871	$29,978	$28,463
Fast support	7,636	7,587	8,014	8,853	9,795
Mini-supply	5,592	5,689	5,345	5,858	5,861
Standby safety	9,632	9,564	10,229	10,487	10,303
Supply	7,151	9,010	14,375	14,459	15,112
Towing supply	4,171	7,200	8,872	7,912	8,579
Specialty	18,642	12,403	23,107	25,517	20,749
Liftboats	11,852	15,150	25,191	17,124	20,675
Overall Average Rates Per Day Worked (excluding wind farm utility)	10,354	10,545	13,495	14,029	13,955
Wind farm utility	2,394	2,419	2,506	2,446	2,414
Overall Average Rates Per Day Worked	7,352	7,915	10,299	10,003	9,993

Utilization:
Anchor handling towing supply	33%	47%	51%	59%	57%
Fast support	69%	68%	58%	64%	67%
Mini-supply	70%	79%	97%	97%	100%
Standby safety	77%	79%	85%	84%	84%
Supply	6%	11%	43%	41%	44%
Towing supply	9%	45%	97%	68%	99%
Specialty	81%	45%	80%	88%	45%
Liftboats	6%	5%	13%	31%	42%
Overall Fleet Utilization (excluding wind farm utility)	50%	52%	59%	63%	65%
Wind farm utility	77%	65%	65%	90%	96%
Overall Fleet Utilization	57%	56%	60%	70%	73%

Available Days:
Anchor handling towing supply	1,365	1,365	1,380	1,380	1,365
Fast support	2,174	2,093	2,173	2,072	2,086
Mini-supply	364	364	368	368	364
Standby safety	2,104	2,184	2,208	2,208	2,184
Supply	594	633	736	920	953
Towing supply	182	182	184	184	182
Specialty	273	273	276	276	273
Liftboats	1,365	1,365	1,380	1,380	1,365
Overall Fleet Available Days (excluding wind farm utility)	8,421	8,459	8,705	8,788	8,772
Wind farm utility	3,276	3,245	3,222	3,262	3,094
Overall Fleet Available Days	11,697	11,704	11,927	12,050	11,866

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sep. 30, 2015	Jun. 30, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$552,840	$496,473	$530,009	$456,805	$433,827
Restricted cash	1,742	—	—	—	—
Marketable securities	87,701	110,894	138,200	31,632	29,411
Receivables:
Trade, net of allowance for doubtful accounts	125,987	130,731	159,076	175,968	181,733
Other	34,319	31,440	27,217	39,696	48,627
Inventories	16,798	18,431	24,768	23,274	19,736
Prepaid expenses and other	10,157	9,615	8,627	10,755	11,411
Total current assets	829,544	797,584	887,897	738,130	724,745
Property and Equipment:
Historical cost	2,158,826	2,015,205	2,123,201	2,099,483	2,100,309
Accumulated depreciation	(997,214)	(986,048)	(994,181)	(967,721)	(954,931)
	1,161,612	1,029,157	1,129,020	1,131,762	1,145,378
Construction in progress	402,090	484,472	454,605	413,572	399,033
Held for sale equipment	—	86,332	—	—	—
Net property and equipment	1,563,702	1,599,961	1,583,625	1,545,334	1,544,411
Investments, at Equity, and Advances to 50% or Less Owned Companies	325,386	334,370	331,103	490,818	482,302
Construction Reserve Funds	166,888	255,350	255,408	253,470	275,131
Goodwill	52,394	52,376	52,340	65,725	62,686
Intangible Assets, Net	24,116	25,750	26,392	27,179	30,742
Other Assets	39,287	46,496	48,654	46,371	44,850
	$3,001,317	$3,111,887	$3,185,419	$3,167,027	$3,164,867

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$24,409	$35,688	$35,531	$35,452	$35,270
Accounts payable and accrued expenses	55,971	50,660	71,952	64,997	68,832
Other current liabilities	98,706	107,811	92,677	113,271	108,100
Total current liabilities	179,086	194,159	200,160	213,720	212,202
Long-Term Debt	1,014,632	1,018,331	1,034,859	914,220	876,710
Exchange Option Liability on Subsidiary Convertible Senior Notes	8,171	5,747	5,611	—	—
Deferred Income Taxes	330,375	374,476	389,988	418,776	430,761
Deferred Gains and Other Liabilities	155,859	153,051	163,862	170,850	172,018
Total liabilities	1,688,123	1,745,764	1,794,480	1,717,566	1,691,691
Equity:
SEACOR Holdings Inc. stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	379	379	377	377	377
Additional paid-in capital	1,510,623	1,508,981	1,505,942	1,503,794	1,499,904
Retained earnings	1,044,275	1,099,434	1,126,620	1,183,485	1,176,520
Shares held in treasury, at cost	(1,357,876)	(1,357,809)	(1,356,499)	(1,346,371)	(1,305,104)
Accumulated other comprehensive loss, net of tax	(10,810)	(7,764)	(5,620)	(5,604)	(3,172)
	1,186,591	1,243,221	1,270,820	1,335,681	1,368,525
Noncontrolling interests in subsidiaries	126,603	122,902	120,119	113,780	104,651
Total equity	1,313,194	1,366,123	1,390,939	1,449,461	1,473,176
	$3,001,317	$3,111,887	$3,185,419	$3,167,027	$3,164,867

SEACOR HOLDINGS INC. FLEET COUNTS (unaudited)

	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sep. 30, 2015	Jun. 30, 2015
Offshore Marine Services
Anchor handling towing supply	27	18	18	18	18
Fast support(1)	39	38	38	38	37
Mini-supply	6	7	7	7	7
Standby safety	23	25	25	25	25
Supply	24	23	24	26	26
Towing supply	3	3	3	3	3
Specialty(1)	7	5	5	5	5
Liftboats	15	15	15	15	15
Wind farm utility	39	39	38	39	37
	183	173	173	176	173

Inland River Services
Dry-cargo barges	1,393	1,426	1,430	1,431	1,435
Liquid tank barges:
10,000 barrel	18	18	18	18	45
30,000 barrel	—	27	27	27	27
Specialty barges(2)	11	11	11	11	7
Towboats:
4,000 hp - 6,600 hp	17	17	17	17	17
3,300 hp - 3,900 hp	1	—	—	—	—
Less than 3,200 hp	4	17	17	16	16
	1,444	1,516	1,520	1,520	1,547

Shipping Services
Petroleum Transportation:
Product tankers - U.S.-flag	8	7	7	7	7
Crude oil tanker - U.S.-flag	—	1	1	1	1
Harbor Towing and Bunkering:
Harbor tugs - U.S.-flag	24	24	24	24	24
Harbor tugs - Foreign-flag	4	4	4	4	4
Offshore tug - U.S.-flag	1	1	1	1	1
Ocean liquid tank barges - U.S.-flag	5	5	5	5	5
Liner and Short-sea Transportation:
RORO/deck barges - U.S.-flag	7	7	7	7	7
Short-sea container/RORO - Foreign-flag	7	7	7	7	7
Other:
Dry bulk articulated tug-barge - U.S.-flag	1	1	1	1	1
	57	57	57	57	57
______________________

(1)
Four joint ventured catamaran vessels primarily used to move cargo and personnel to and from offshore drilling rigs, platforms and other installations were reclassified to the fast support vessel class. All prior periods were restated to reflect the change.

(2)	Includes non-certificated 10,000 and 30,000 barrel inland river liquid tank barges.

SEACOR HOLDINGS INC. EXPECTED FLEET DELIVERIES AS OF JUNE 30, 2016 (unaudited)

	2016		2017				2018				2019
	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Total
Offshore Marine Services
Fast support	—	2	1	2	—	1	—	1	—	—	1	1	9
Supply(1)	1	—	—	—	—	—	1	—	1	—	1	—	4
Wind farm utility	1	—	—	—	—	—	—	—	—	—	—	—	1

Shipping Services
Product tankers - U.S.-flag	—	1	1	—	—	—	—	—	—	—	—	—	2
Articulated tug-barge - U.S.-flag	—	1	—	—	—	—	—	—	—	—	—	—	1
Harbor tugs - U.S.-flag	—	1	1	—	—	—	—	—	—	—	—	—	2

Inland River Services
Dry-cargo barges	25	25	—	—	—	—	—	—	—	—	—	—	50
Towboats:
4,000 hp - 6,600 hp	—	—	1	—	1	1	—	—	—	—	—	—	3
______________________

(1)	Includes one vessel that may be assumed by a third party at their option.